EXHIBIT 23.2

The Company’s consolidated financial statements for each of the years ended 2001, 2000 and 1999, included in the Company’s
Form 20-F and incorporated by reference herein, have been audited by Arthur Andersen Wirschaftspruefungsgesellschaft Steuerberatungsgesellschaft mbH (“Arthur Andersen”). On May 3, 2002, the Company dismissed Arthur Andersen as its independent public accountants and engaged KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftspruefungsgesellschaft to serve as the Company’s independent public accountants for the fiscal year 2002. After reasonable efforts, the Company has been unable to obtain Arthur Andersen’s consent to the incorporation by reference into this registration statement on Form S-8 of its audit report with respect to the Company’s financial statements referenced above.

Under these circumstances, Rule 437a under the Securities Act permits the Company to file this registration statement on Form S-8 without a written consent from Arthur Andersen. However, because Arthur Andersen has not consented to the inclusion of its report in this registration statement on Form S-8, recovery by investors may be limited on certain claims. In particular, and without limitation, purchasers of securities under this registration statement may not be able to assert claims against Arthur Andersen under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements referenced above and incorporated by reference herein or any omission of a material fact required to be stated therein. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to the Company) may be limited as a practical matter due to recent events regarding Arthur Andersen.